UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017 (June 23, 2017)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01 Entry into a Material Definitive Agreement.

On June 23, 2017 Net1 UEPS Technologies Inc., through its wholly owned South African subsidiary, Net1 Applied Technologies South Africa Proprietary Limited ("Net1 SA"), entered into a transaction in terms of which Net1 SA will, subject to the fulfilment of certain suspensive conditions, subscribe for A ordinary shares in DNI-4PL Contracts Proprietary Limited ("DNI") which shares will confer on Net1 SA a 45% voting and economic interest in DNI, for a subscription price of ZAR944,999,997 in cash ("Transaction"). Net1 SA expects to finance the Transaction with its existing cash reserves.

In terms of the Transaction, Net1 SA is obliged to pay to DNI an additional amount not exceeding ZAR360,000,000 in cash, subject to DNI achieving certain performance targets.

The Transaction is subject to suspensive conditions which are typical for a transaction of this nature. The Transaction is conditional upon the "Cell C Transaction" becoming unconditional in accordance with its terms. The Cell C Transaction is the transaction in terms of which Net1 SA will, subject to the fulfilment of certain suspensive conditions, subscribe for 15% of the shares in Cell C Proprietary Limited, for a subscription price of ZAR2,000,000,000 in cash.

The Transaction will be given effect to pursuant to the following transaction agreements, which were all signed on June 23, 2017 –

  a Framework Agreement, in terms of which the Transaction is implemented;
  a Subscription Agreement and an Additional Subscription Agreement, in terms of which Net1 SA subscribed for its 45% interest; and
  a Shareholders Agreement, which governs the relationship between the shareholders of DNI (inter se, and between DNI and its shareholders).

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: June 29, 2017	By: /s/ Herman G. Kotzé
Name: Herman G. Kotzé
Title: Chief Executive Officer and
Chief Financial Officer